Exhibit 11

January 12, 2018

VIA OVERNIGHT DELIVERY AND EMAIL

Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC
c/o Brookfield Property Group
250 Vesey Street, 15th Floor
New York, NY 10281
Attention:  Lowell Baron
Email: lowell.baron@brookfield.com

Re:
Securities Purchase, Voting and Standstill Agreement by and among Hospitality Investors Trust, Inc. (the “Company”), Hospitality Investors Trust Operating Partnership, L.P. (“Opco”) and Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC (the “Investor”) dated as January 12, 2017 (the “Agreement”); capitalized terms used herein and not defined shall have the meaning ascribed to them in the Agreement

Gentlemen:

This letter constitutes the First Follow-On Funding Notice pursuant to Section 3(a) of the Agreement and an Other Funding Notice pursuant to Section 3(c) of the Agreement.

Opco hereby requests Follow-On Fundings at which, on the terms and conditions set forth in the Agreement, Opco will sell, and the Investor will purchase, the numbers of Convertible Preferred Units for the amounts set forth below:

Follow-On Funding	Amount	Unit Price	Convertible Preferred Units
First Follow-On Funding	$10,568,096.44	$14.75	716,481.11
Other Funding	$14,431,903.56	$14.75	978,434.14
TOTAL:	$25,000,000.00	$14.75	1,694,915.25

450 Park Avenue · Suite 1400 · New York, NY 10022
T 212.652.4170

HITREIT.COM

Opco hereby represents and warrants that (i) as of the date hereof, the Grace Preferred Outstanding Amount is $234,116,696.94 and the Grace Reduction Number is 716,481.11, and (ii) consistent with Section 10.15 of the Agreement, the proceeds from the Other Funding Closing contemplated by this combined Follow-On Funding Notice shall be used by Opco exclusively to fund contractual PIP payments and, if applicable, related lender reserves.

At the Subsequent Closings contemplated by this combined Follow-On Funding Notice, please send the total amount required to purchase the Convertible Preferred Units by wire transfer to Opco in accordance with the wire instructions to be provided by Opco.

Opco and Investor, by countersigning this combined Follow-On Funding Notice, hereby acknowledge and agree that, in accordance with Section 4 of the Agreement, the date of the Subsequent Closings contemplated by this combined Follow-On Funding Notice shall be February ---27, 2018 (which Subsequent Closings shall remain subject to the fulfillment, or to the extent permitted by applicable Law, waiver of each of the applicable conditions to such Subsequent Closings as set forth in the Agreement). This combined Follow-On Funding Notice may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format, each of which may be executed by less than all the parties, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.

 [Signature page follows]

Sincerely,

HOSPITALITY INVESTORS TRUST OPERATING
PARTNERSHIP, LP

By:	Hospitality Investors Trust, Inc., its general partner

By:	/s/ Jonathan P. Mehlman
Name: Jonathan P. Mehlman
Title: President and Chief Executive Officer

ACKNOWLEDGED AND AGREED:

BROOKFIELD STRATEGIC REAL
ESTATE PARTNERS II HOSPITALITY
REIT II LLC

By:	/s/ Boyoon Choi
Name: Boyoon Choi
Title: Vice President
Date: 2/9/2018

cc:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Steven L. Wilner and Neil Q. Whoriskey
Email: swilner@cgsh.com and nwhoriskey@cgsh.com

[Signature Page to Follow-On Funding Notice]